Exhibit 99.1

TITAN REPORTS RECORD
QUARTERLY REVENUES OF $620 MILLION
FOR THE SECOND QUARTER OF 2005

Company Posts GAAP Net Loss of $0.52 per Share after
Merger-Related and Settlement Costs

Adjusted Non-GAAP EPS of $0.29 Exceeds First Call Consensus

SAN DIEGO, CA – July 26, 2005 – The Titan Corporation (NYSE: TTN), a leading national security solutions provider, today reported record quarterly revenues of $620 million for the second quarter of 2005, a 21% increase over revenues of $515 million for the second quarter of 2004.

Titan’s quarterly revenue growth was attributed primarily to higher revenues from new and existing contracts related to homeland security/global war on terrorism, defense and intelligence systems integration and installation, intelligence operations, and government enterprise IT systems.

Titan reported a net loss from continuing operations of $45.7 million, or $(0.54) per share, for the second quarter of 2005 compared with $24.9 million, or $(0.30) per share, for the second quarter of 2004.  Included in Titan’s net loss from continuing operations for the second quarter of 2005 was a charge of $74.3 million ($73.3 million, net of tax) related to merger, investigation and settlement costs.  This charge includes a provision of $67.4 million to settle securities law class actions and derivative suits pending against Titan in both Federal and State courts in California and the Delaware Court of Chancery.  In addition, Titan incurred $0.8 million in legal costs related to these class action and derivative settlements.  Also included in this charge were $4.2 million in fees and legal costs related to the execution of the pending merger with L-3 Communications Corp. (NYSE: LLL), and $1.9 million in connection with Titan’s Foreign Corrupt Practices Act (FCPA) settlement with the U.S. Securities and Exchange Commission and the U.S. Department of Justice.  During the second quarter of 2005, Titan also recorded a net gain of $1.5 million, primarily related to the sale of an investment in a non-affiliated entity. Excluding these items, Titan’s adjusted non-GAAP net income from continuing operations was $26.1 million, or $0.29 per diluted share.  For the prior year, net loss from continuing operations for the second quarter of 2004 was $24.9 million, or $(0.30) per share, and included costs of $34.4 million ($31.1 million, net of tax) in connection with FCPA investigation costs and Titan’s terminated merger with Lockheed Martin Corp. (NYSE: LMT).  During the second quarter of 2004, Titan also recorded asset impairment charges of $15.5 million ($9.8 million, net of tax).  Excluding these items, Titan’s adjusted non-GAAP net income from continuing operations in the second quarter of 2004 was $16.0 million, or $0.18 per diluted share.

3033 Science Park Road • San Diego, California 92121

(858) 552-9500

Titan reported a net loss of $44.1 million, or $(0.52) per share, for the second quarter of 2005, compared with a net loss of $66.6 million, or $(0.79) per share, for the second quarter of 2004.  Included in Titan’s net loss for the second quarter of 2005, was income from discontinued operations of $1.6 million, net of tax, primarily reflecting payments received from a Titan Wireless customer that had been previously reserved.  Included in the net loss for the second quarter of 2004 was a loss from discontinued operations of $41.7 million, net of tax.

“Titan’s execution was outstanding in the second quarter,” said Gene W. Ray, president, chairman and CEO. “We performed extremely well on new and existing contracts and staffed up aggressively on several large programs, including the challenging Army Linguist contract. Our business units improved operating performance on margins and days sales outstanding.”

Second Quarter and Recent Highlights

•                  Bookings were approximately $540 million in the second quarter, providing a total backlog of $6.6 billion as of June 30, 2005.

•                  Days sales outstanding improved to 80 days.

•                  On July 6, 2005, Titan announced that the Littoral Surface Craft – Experimental (X-Craft), christened Sea Fighter (FSF-1), developed by Titan for the Office of Naval Research,  was formally accepted by the U.S. Navy after successfully completing the sea trials jointly required by the Navy and the American Bureau of Shipping (ABS).

•                  With respect to the Army Linguist contract, Titan received notification earlier this month from the U.S. Army Intelligence and Security Command (INSCOM) that the company had satisfied the conditions of the cure notice issued in January 2005 by meeting all requirements in terms of recruiting new linguist personnel.

Operating Overview

Year-over-year revenue growth for the second quarter of 2005 resulted from both new and existing contracts, primarily with the U.S. military, homeland security and intelligence communities, including:

•                  Titan’s linguist contract with the U.S. Army;

•                  U.S. Air Forces in Europe (USAFE) intelligence and operational support;

•                  National Security Agency (NSA) Enterprise Program Management (EPM) contract;

•                  FAA – MMAC IT support services; and

•                  Naval Air Systems Command technical and scientific support of sensor systems contract.

Revenues from the U.S. Army Linguist contract totaled approximately $110 million for the second quarter of 2005, up from approximately $56 million in the second quarter of 2004.

GAAP operating loss as a percentage of revenues was (3.6)% for the second quarter of 2005 versus (3.1)% for the second quarter of 2004.  Included in operating loss for the second quarter of 2005 and 2004 are merger, investigation and settlement costs of $74.3 million and $34.4 million, respectively. Adjusted non-GAAP operating profit as a percentage of revenues, before the aforementioned costs, was 8.4% for the second quarter of 2005 and 6.6% for the second quarter of 2004.  Depreciation and amortization expense for the second quarter of 2005 was $4.0 million.

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Net interest expense was $10.1 million for the second quarter of 2005.

“We entered the second half of 2005 with even greater momentum than we had expected at the outset of the year,” said Ray.  “We’re seeing increased demand for Titan’s national security solutions across our business sectors, especially homeland security/global war on terrorism and intelligence.  We believe we are positioned to serve our government customers with end-to-end solutions that address our country’s most vital national security needs.”

About Titan

Headquartered in San Diego, The Titan Corporation is a leading provider of comprehensive information and communications systems solutions and services to the Department of Defense, intelligence agencies, and other federal government customers. As a provider of national security solutions, the company has approximately 12,500 employees and annualized sales of approximately $2.5 billion.

Certain statements contained in this news release that are not historical facts may be deemed forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Examples of such forward-looking statements include, without limitation, the statements of Gene Ray, and our ability to win and execute the contracts resulting from pending bids outstanding, and other large contract opportunities.  These statements are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by forward-looking statements. These risks and uncertainties include risks associated with the company’s dependence on continued funding of U.S. Department of Defense and federal civilian agency programs; contract termination or non-renewal risks; risks related to the uncertain outcome of pending class action and other litigation against us; and other risks described in Titan’s SEC filings, including Titan’s Annual Report of Form 10-K for the year ended December 31, 2004.  Titan undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

This news release contains certain non-GAAP financial measures that we believe allow investors and analysts to measure, analyze and compare our financial condition and results of operations in a meaningful and consistent manner. A reconciliation of these non-GAAP financial measures to the most directly comparable GAAP measures is presented in the tables below.

Media Contact: Wil Williams, Vice President for Corporate Communications, (858) 552-9724 or
wwilliams@titan.com

Investor Relations Contact:  The Berlin Group, Inc. (858) 552-9896 or invest@titan.com

If you would like to receive press releases via electronic mail, please contact: invest@titan.com

For more information on The Titan Corporation, please visit our website at: www.titan.com or visit Titan’s investor page at: www.titan.com/investor

[FINANCIAL TABLES FOLLOW]

3

THE TITAN CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(in thousands, except per share data)

	Three months ended		Six months ended
	June 30,		June 30,
	2005	2004	2005	2004
Revenues	$620,333	$514,932	$1,179,326	$968,954

Costs and expenses:
Cost of revenues	517,445	438,082	987,940	820,354
Selling, general and administrative	46,622	38,143	87,215	74,032
Research and development	4,271	4,695	7,861	8,113
Merger, investigation and settlement costs	74,260	34,423	80,078	52,002
Asset impairments	—	15,495	—	15,495
Total costs and expenses	642,598	530,838	1,163,094	969,996
Operating profit (loss)	(22,265)	(15,906)	16,232	(1,042)
Interest expense - net	(10,120)	(8,918)	(19,803)	(17,871)
Net gain on sale of investments and other assets	1,484	—	1,484	563

Loss from continuing operations before income taxes	(30,901)	(24,824)	(2,087)	(18,350)
Income tax provision	14,795	68	25,456	2,911

Loss from continuing operations	(45,696)	(24,892)	(27,543)	(21,261)
Income (loss) from discontinued operations, net of tax	1,562	(41,660)	2,421	(42,232)

Net loss	(44,134)	(66,552)	(25,122)	(63,493)
Dividend requirements on preferred stock	—	—	—	(190)

Net loss applicable to common stock	$(44,134)	$(66,552)	$(25,122)	$(63,683)

Basic earnings (loss) per share:
Loss from continuing operations	$(0.54)	$(0.30)	$(0.32)	$(0.26)
Income (loss) from discontinued operations, net of tax	0.02	(0.49)	0.03	(0.50)
Net loss	$(0.52)	$(0.79)	$(0.30)	$(0.76)

Weighted average shares	85,180	83,970	84,991	83,347

Diluted earnings (loss) per share:
Loss from continuing operations	$(0.54)	$(0.30)	$(0.32)	$(0.26)
Income (loss) from discontinued operations, net of tax	0.02	(0.49)	0.03	(0.50)
Net loss	$(0.52)	$(0.79)	$(0.30)	$(0.76)

Weighted average shares	85,180	83,970	84,991	83,347

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THE TITAN CORPORATION

SELECTED CONSOLIDATED FINANCIAL DATA

(Unaudited)

(in thousands)

As of
June 30, 2005

Cash and cash equivalents	$23,105

Accounts receivable - net	545,215

Inventories	24,874

Current portion of amounts outstanding under line of credit	3,500

Long-term portion of amounts outstanding under line of credit	383,269

Stockholders' equity	330,849

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Reconciliation of As Reported GAAP Operating Profit and Operating Profit as a Percentage of Revenues

to Adjusted non-GAAP Operating Profit and Operating Profit as a Percentage of Revenues

(in thousands, except percentage of revenues)

	GAAP		Adjusted non-GAAP
	Three Months		Three Months
	Ended 6/30/2005	Adjustments *	Ended 6/30/2005
Revenues	$620,333	$—	$620,333

Operating (loss) profit	$(22,265)	$74,260	$51,995

Percentage of revenues	-3.6%		8.4%

	GAAP		Adjusted non-GAAP
	Three Months		Three Months
	Ended 6/30/2004	Adjustments *	Ended 6/30/2004
Revenues	$514,932	$—	$514,932

Operating (loss) profit	$(15,906)	$49,918	$34,012

Percentage of revenues	-3.1%		6.6%

*  See detail of Adjustments in attached schedule

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Reconciliation of As Reported GAAP Income from Continuing Operations and Earnings per Share to Adjusted non-GAAP Income from Continuing Operations and Earnings per Share

(in thousands, except per share data)

	GAAP		Adjusted non-GAAP
	Three Months		Three Months
	Ended 6/30/2005	Adjustments*	Ended 6/30/2005
(Loss) income from continuing operations before income taxes	$(30,901)	$72,776	$41,875
Income tax provision	(14,795)	(1,002)	(15,797)

(Loss) income from continuing operations	$(45,696)	$71,774	$26,078

(Loss) earnings per share - basic	$(0.54)		$0.31

(Loss) earnings per share - diluted	$(0.54)		$0.29

Basic weighted average shares	85,180		85,180
Diluted weighted average shares	85,180		88,830

	GAAP		Adjusted non-GAAP
	Three Months		Three Months
	Ended 6/30/2004	Adjustments*	Ended 6/30/2004
(Loss) income from continuing operations before income taxes	$(24,824)	$49,918	$25,094
Income tax provision	(68)	(9,035)	(9,103)

(Loss) income from continuing operations	$(24,892)	$40,883	$15,991

(Loss) earnings per share - basic	$(0.30)		$0.19

(Loss) earnings per share - diluted	$(0.30)		$0.18

Basic weighted average shares	83,970		83,970
Diluted weighted average shares	83,970		87,106

*  See detail of Adjustments in attached schedule

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Detail of 2005 Adjustments (in thousands):

The following adjustments reflect the exclusion of costs directly related to the following: the pending merger with L-3 Communications Corp., costs and provisions to settle Titan securities law class actions and derivative suits, and ongoing legal costs in connection with Titan's Foreign Corrupt Practices Act (FCPA) settlement with the Securities and Exchange Commission and the Department of Justice reached in March 2005.

	Three months ended June 30, 2005
	Pre-Tax Amount	Tax Effects	Net
Provision for class action/derivative settlements	$67,400	$—	$67,400
Legal fees for class action/derivative settlements	808	(299)	509
Merger costs	4,153	—	4,153
FCPA investigation/settlement legal costs	1,899	(703)	1,196
Adjustments to operating profit	74,260	(1,002)	73,258
Net gain on sale of investments	(1,484)	0	(1,484)
Total net adjustments	$72,776	$(1,002)	$71,774

Detail of 2004 Adjustments (in thousands):

The following adjustments reflect the exclusion of costs directly related to the terminated merger with Lockheed Martin Corp. and costs and provisions to settle the FCPA investigation with the Securities and Exchange Commission and the Department of Justice, which was ultimately settled in March 2005.

	Three months ended June 30, 2004
	Pre-Tax Amount	Tax Effects	Net
Provision for FCPA investigation settlement	$25,500	$—	$25,500
Legal fees for FCPA investigation	6,220	(2,301)	3,919
Merger costs	2,703	(1,000)	1,703
Asset impairments	15,495	(5,733)	9,762
Adjustments to operating profit	$49,918	$(9,035)	$40,883

-end-